UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): July 15, 2008 (July 9, 2008)

Comstock Homebuilding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 SUNSET HILLS ROAD, FIFTH FLOOR

RESTON, VIRGINIA 20910

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 15, 2008, Comstock Homebuilding Companies (the “Company”) announced that the Company received notice from The Nasdaq Stock Market (“NASDAQ”) stating that for 30 consecutive business days the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the “Rule”). In accordance with Marketplace Rule 4450(e)(2), the Company was provided 180 calendar days, or until July 7, 2008, to regain compliance.

The Company did not regain compliance with the Rule by July 7, 2008. As a result, on July 9, 2008, the Company received a Staff Determination letter (the “Staff Determination”) from NASDAQ that the Company’s stock was to be delisted from the NASDAQ Global Market. The Company was advised that unless the Company requested an appeal of the NASDAQ determination, trading of the Company’s common stock would be suspended at the opening of business on July 18, 2008, and a Form 25-NSE would be filed with the Securities and Exchange Commission.

Pursuant to the procedures set forth in the Nasdaq Marketplace Rule 4800 Series, the Company intends to request a hearing to appeal the Staff Determination to a Listings Qualifications Panel (the “Panel”). The Company will be required to provide a plan to regain compliance to the Panel at the hearing. There can be no assurance that the Panel will grant the Company’s request for continued listing. During the appeal process, the Company’s common stock will continue to trade on the NASDAQ Global Market.

On July 15, 2008, the Company issued the press release regarding the Notice from NASDAQ, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release by Comstock Homebuilding Companies, Inc., dated July 15, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2008

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:	/s/ Jubal R. Thompson
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number
99.1	Press Release by Comstock Homebuilding Companies, Inc., dated July 15, 2008